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                                                                    EXHIBIT 3


                              STOCKHOLDER AGREEMENT

         THIS STOCKHOLDER AGREEMENT (this "Agreement"), dated as of October 4, 1999, is made by and among EG&G, Inc., a Massachusetts corporation (the "Buyer"), Venice Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Sub"), and the holders (the "Stockholders") of the shares of Common Stock, $0.01 par value (the "Shares"), of Vivid Technologies, Inc., a Delaware corporation (the "Company"), listed on SCHEDULE A hereto.

         WHEREAS, concurrently with the execution of this Agreement, each Stockholder and American Stock Transfer & Trust Company, as custodian, are entering into a Custody Agreement (the "Custody Agreement") providing for the safekeeping of the Stockholder Shares (as defined below), together with a fully executed stock power, in accordance with the provisions of this Agreement;

         WHEREAS, concurrently herewith, the Buyer, the Sub and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time in the future in accordance with its terms, the "Merger Agreement") providing for the merger of the Sub with and into the Company (the "Merger"), with the Company being the entity surviving the Merger and becoming a wholly owned subsidiary of the Buyer; and

         WHEREAS, in order to induce the Buyer and the Sub to enter into the Merger Agreement, the Buyer and the Sub have requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                  STOCK OPTION

         Section 1.1 GRANT OF STOCK OPTION. Each Stockholder hereby grants to the Sub an irrevocable option (the "Option") to purchase all Shares currently owned by such Stockholder and any additional Shares hereafter acquired by such Stockholder (such "Stockholder's Shares" and, collectively, the "Stockholder Shares") at a purchase price of $6.25 per Stockholder Share, net to the Seller in cash (as adjusted pursuant to Section 1.5, the "Purchase Price").

         Section 1.2  EXERCISE OF OPTION.



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                  (a) The Option may be exercised by the Sub, in whole or in part, at any time or from time to time after the date the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and prior to the 180th day after the Merger Termination Date. In the event the Sub wishes to exercise the Option for all or some of the Stockholder Shares, the Sub shall send a written notice (the "Exercise Notice") to the Stockholders specifying the total number of Stockholder Shares it wishes to purchase pursuant to such exercise (and the corresponding number of each such Stockholder's Shares) and the place, the date (not less than two nor more than 20 business days from the date of the Exercise Notice), and the time for the closing of such purchase, provided that such date and time may be earlier than two days after the Exercise Notice if reasonably practicable. Each closing of a purchase of Stockholder Shares pursuant to this Section 1.2(a) (a "Closing") shall take place at the place, on the date and at the time designated by the Sub in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in paragraphs (i) or (ii) of Section 1.4 shall not have been satisfied, the Sub may postpone the Closing until a date within five business days after such conditions are satisfied.

                  (b) The Sub shall not be under any obligation to deliver an Exercise Notice and may allow the Option to terminate without purchasing any Stockholder Shares hereunder; provided, however, that once the Sub has delivered to the Stockholders an Exercise Notice, subject to the terms and conditions of this Agreement, the Sub shall be bound to effect the purchase as described in such Exercise Notice unless there shall be a preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or order promulgated by any governmental authority, prohibiting or otherwise restraining the purchase of the Stockholder Shares pursuant to the Option.

         Section 1.3 CLOSING. At each Closing, (a) each Stockholder shall deliver to the Sub (in accordance with the Sub's instructions) a certificate or certificates (the "Certificates") representing the number of such Stockholder's Shares to be purchased at such Closing, duly endorsed or accompanied by stock powers duly executed in blank with an appropriate signature guarantee and (b) the Sub shall deliver to such Stockholder a certified or bank cashier's check or checks payable to or upon the order of such Stockholder in an amount equal to
(i) the number of such Stockholder's Shares being purchased at such Closing multiplied by (ii) the Purchase Price.

         Section 1.4 CONDITIONS. The obligation of each Stockholder to sell Stockholder Shares at any Closing is subject to satisfaction of each of the following conditions:


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                           (i) All waiting periods under the Hart-Scott-Rodino
                  Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to such exercise of the Option shall have expired or been terminated.

                           (ii) There shall be no preliminary or permanent
                  injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option.

                           (iii) A proposal for an Alternative Transaction (as
                  defined in the Merger Agreement) involving the Company shall have been made on or after the date of this Agreement and prior to the Merger Termination Date.

                           (iv) At the time the Exercise Notice is sent, the
                  Company shall have entered into a proposal, plan or agreement with respect to an Alternative Transaction.

         Section 1.5  CERTAIN ADJUSTMENTS.

                  (a) In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate of capital structure of the Company which would have the effect of diluting or changing the Sub's rights hereunder, the number and kind of shares or securities subject to the Option and the Purchase Price per Stockholder Share (but not the total Purchase Price) shall be appropriately and equitably adjusted so that the Sub shall receive upon exercise of the Option the number and class of shares or other securities or property that the Sub would have received in respect of the Stockholder Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. Each Stockholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

                  (b) In the event the value of the consideration per Share to be paid by the Sub pursuant to the Merger is increased, the Purchase Price shall be similarly

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increased and in the event any Closing hereunder shall have occurred, the Sub shall promptly pay to each Stockholder the product of the amount of such increase in the Purchase Price multiplied by the number of such Stockholder's Shares as to which the Option has been exercised.

                                   ARTICLE II

                  VOTING AGREEMENT; IRREVOCABLE GRANT OF PROXY

         2.1 VOTING AGREEMENT. Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof (or by written consent in lieu of a meeting), at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote (or give a written consent with respect to) any Shares in favor of the approval of any (i) Acquisition Proposal by any person other than Buyer or its affiliates, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

         2.2. IRREVOCABLE PROXY. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Shares. Each Stockholder hereby grants a proxy appointing the Sub as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon such matters as the Sub or its proxy or substitute shall, in the Sub's sole discretion, deem proper with respect to such Stockholder's Shares. The proxy granted by each Stockholder pursuant to this Section 2.2 is irrevocable and is granted in consideration of the Sub's entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy grant by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. At the Sub's request, each Stockholder shall perform such further acts and execute such further documents as may be required to vest in the Sub the sole power to vote the Shares during the term of the proxy granted herein.



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                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each of the Stockholders severally represents and warrants to the Sub that:

         Section 3.1 VALID TITLE. Such Stockholder is the sole, true, lawful record and beneficial owner of such Stockholder's Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto. At any Closing, such Stockholder will convey good and valid title to such Stockholder's Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of such Stockholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

         Section 3.2 NON-CONTRAVENTION. The execution, delivery and performance by such Stockholder of this Agreement and the Custody Agreement and the consummation of the transactions contemplated hereby and thereby (i) are within such Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (except as required under the HSR Act), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any benefit of such Stockholder under, any statute, rule or regulation applicable to such Stockholder (except that the pre-merger notification requirements of the HSR Act may apply), or injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any lien on any asset of such Stockholder.

         Section 3.3 BINDING EFFECT. This Agreement and the Custody Agreement have been duly executed and delivered by such Stockholder and are the valid and binding agreements of such Stockholder, enforceable against such Stockholder in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If this Agreement or the Custody Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement or the Custody Agreement, as the case may be, has full power and authority to enter into and perform this Agreement or the Custody Agreement.

         Section 3.4 TOTAL SHARES. The number of Shares set forth on SCHEDULE A hereto are the only Shares legally or beneficially owned by such Stockholder and, except as set forth on SCHEDULE A, such Stockholder owns no options to purchase or rights to

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subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

         Section 3.5 FINDER'S FEES. No investment banker, broker or finder is entitled to a commission or fee from the Buyer, the Sub or the Company in respect of this Agreement or the Custody Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE SUB

         The Sub represents and warrants to each of the Stockholders that the Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Sub of this Agreement and the consummation by the Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Sub and no other corporate action on the part of the Sub is necessary to authorize the execution, delivery or performance by the Sub of this Agreement and the consummation by the Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sub and is a valid and binding agreement of the Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                                    ARTICLE V

                          COVENANTS OF THE STOCKHOLDERS

         Each of the Stockholders hereby covenants and agrees that:

         Section 5.1 NO PROXIES FOR OR ENCUMBRANCES ON STOCKHOLDER SHARES. Except as provided in this Agreement, such Stockholder shall not, during the term of this Agreement, without the prior written consent of the Sub, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares. Such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify the Sub

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promptly and to provide all details required by the Sub if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

         Section 5.2 NO SHOP. Such Stockholder shall not directly or indirectly
(i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Such Stockholder shall promptly advise Sub of the terms of any communications it may receive relating to any of the foregoing.

         Section 5.3 CONDUCT OF STOCKHOLDERS. Such Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 6.2 FURTHER ASSURANCES. Except as otherwise provided in the Merger Agreement, the Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their respective best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Sub and any assignee to exercise and enjoy all benefits and rights of the Stockholders with respect to the Option and the Stockholder Shares.

         Section 6.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or

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cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

         Section 6.4 SPECIFIC PERFORMANCE. The parties hereto agree that the Sub may be irreparably damaged if for any reason any Stockholder failed to sell such Stockholder's Shares (or other securities deliverable pursuant to Section 1.5) upon exercise of the Option or to perform any of its other obligations under this Agreement, and that the Sub would not have any adequate remedy at law for money damages in such event. Accordingly, the Sub shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by each Stockholder. This provision is without prejudice to any other rights that the Sub may have against any Stockholder for any failure to perform its obligations under this Agreement.

         Section 6.5 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, if to the Buyer or the Sub, at its address set forth below its signature hereto; and if to a Stockholder, to such Stockholder at his address set forth on SCHEDULE A hereto. Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         Section 6.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

         Section 6.7 AMENDMENTS; TERMINATION; EXPIRATION. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement may be terminated by the Buyer and the Sub upon written notice to the Stockholders. This

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Agreement and the Stockholder's obligations hereunder shall expire on the first to occur of (a) the Effective Time, (b) 181 days after the termination of the Merger Agreement in accordance with its terms, and (c) the termination of the Seller Stock Option Agreement (as defined in the Merger Agreement) pursuant to clause (c) of Section 18 thereof; PROVIDED, HOWEVER, that no such expiration shall relieve a Stockholder from such Stockholder's obligation to deliver Shares to the Sub to the extent the Sub has delivered an Exercise Notice prior to the 181st day after the termination of the Merger Agreement in accordance with its terms but the Closing has not occurred prior to such 181st day.

         Section 6.8 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Sub may assign its rights and obligations to any affiliate of Sub and provided, further, that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Sub.

         Section 6.9 GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and thereby and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court's jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.5, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         Section 6.10 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments.

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         Section 6.11 BUYER GUARANTY. Buyer hereby unconditionally guarantees the Sub's obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Sub.

         Section 6.12 HEADINGS. The headings and captions used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 6.13 OBLIGATIONS SEPARATE; STOCKHOLDER CAPACITY. The obligations of the Stockholders hereunder are several and not joint. Each Stockholder who is an individual signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company.

         Section 6.14 DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Merger Agreement.

                  [Remainder of page intentionally left blank.]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   BUYER:

                                   EG&G, INC.


                                   By: /s/ Angelo Castellana
                                      -----------------------------
                                       Title: Senior Vice President
                                       Name: Angelo Castellana

                                   Address:      45 William Street
                                                 Wellesley, MA  02481


                                     copy to: Hale and Dorr LLP
                                              60 State Street
                                              Boston, MA  02109
                                              Attention:  David E. Redlick, Esq.

                                   SUB:

                                   VENICE ACQUISITION CORP.


                                   By: /s/ Angelo Castellana
                                      -----------------------------
                                       Title: Treasurer
                                       Name: Angelo Castellana


                                   Address:      c/o EG&G, Inc.
                                                 45 William Street
                                                 Wellesley, MA  02481




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                                   STOCKHOLDERS:


                                   /s/ S. David Ellenbogen
                                   ---------------------------
                                   S. David Ellenbogen


                                   ELLENBOGEN FAMILY IRREVOCABLE
                                     TRUST OF 1996


                                   By: /s/ Charles T. O'Neill, Trustee
                                      -----------------------------------
                                       Charles T. O'Neill, as Trustee



                                   S. DAVID ELLENBOGEN
                                     1996 RETAINED ANNUITY TRUST


                                   By: /s/ Charles T. O'Neill, Trustee
                                      -----------------------------------
                                       Charles T. O'Neill, as Trustee




                                   /s/ Jay A. Stein
                                   -----------------------------
                                   Jay A. Stein




                                   JAY A. STEIN
                                     1996 RETAINED ANNUITY TRUST


                                   By: /s/ Charles T. O'Neill, Trustee
                                      -----------------------------------
                                       Charles T. O'Neill, as Trustee




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                                   SCHEDULE A



STOCKHOLDER NAME AND ADDRESS                  NUMBER OF SHARES

S. David Ellenbogen                           164,884
Hologic, Inc.
35 Crosby Drive
Bedford, Massachusetts  01730

Ellenbogen Family Irrevocable                 237,500
  Trust of 1996
c/o O'Neill & Neylon
950 Winter Street
Waltham, Massachusetts  02154

S. David Ellenbogen                           210,616
  1996 Retained Annuity Trust
c/o O'Neill & Neylon
950 Winter Street
Waltham, Massachusetts  02154

Jay A. Stein                                  565,114
Hologic, Inc.
35 Crosby Drive
Bedford, Massachusetts  01730

Jay A. Stein                                  124,886
  1996 Retained Annuity Trust
c/o O'Neill & Neylon
950 Winter Street
Waltham, Massachusetts  02154




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